EXHIBIT 10.1

Domain Name Purchase Agreement

The current owner of the domain names identified below (hereinafter referred to as "Seller") desires to sell all rights, title and interest in such domain names to the Purchaser, and the Purchaser desires to acquire same rights, title and interest in such domains name from the Seller. Therefore, it is agreed between the parties as follows:

1. The domain names to be transferred from the Seller to the Purchaser are nnn.net and nnn.bz (referred to sometimes herein as "Domain Names.")

2. The Seller agrees to transfer to the Purchaser all right, title and interest in and to the identified Domain Names, including any trademark rights associated with the Domain Names itself and all Internet traffic to the Domain Names. Notwithstanding, this Agreement does not relate to any Website content, which shall remain the property of the Seller.

3. As consideration for the sale of the Domain Names the Purchaser shall pay the Seller an amount valued at $50,000 payable in 10,000,000 shares of common stock of Dover Holding Corporation upon the completion of a 50 to 1 reverse split, at a Conversion price of $.005 per share. The shares shall be issued at such time as the Dover Holding Corporation's board of directors and/or shareholders has taken all actions necessary to approve and affect the aforementioned reverse split. In the event that payment is not timely received this Agreement may be cancelled by the Seller at the Seller's sole discretion.

4. The Seller will take the necessary actions required to change the registered ownership of the Domain Names.

5. Nothing in this Agreement shall be construed to in any way limit the right of the Seller to purchase, own, create and/or maintain another Website.

6. This Agreement states the entire agreement between the parties concerning the purchase and sale of the identified Domain Names and supersedes any prior agreements, understandings, or representations with respect thereto. Any addition or modification to this Agreement must be made in writing and signed by authorized representatives of both parties. This Agreement is made under and shall be construed according to the laws of the State of Wisconsin, U.S.A. In the event that this agreement is breached, any and all disputes must be settled in a court of competent jurisdiction in the State of Wisconsin, U.S.A.

7. If any of the provisions of this Agreement are found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision(s) shall be deemed modified to the limited extent required to permit enforcement of the Agreement as a whole.

8. The effective date of this Agreement shall be June 1, 2008.

WHEREFORE, the parties acknowledge that they have read and understand this Agreement and voluntarily accept the duties and obligations set forth herein.

Seller:

Santa Clara Partners, LLC

________________________________
Frank P. Crivello, Managing Member

Purchaser:

Dover Holding Corporation

________________________________
David M. Marks, President